Exhibit 8.1

Subsidiaries of BioLineRx Ltd.

The following table sets forth the name and jurisdiction of incorporation of our subsidiaries.

Name of Subsidiary	Jurisdiction of Incorporation

Agalimmune Ltd.	England and Wales